Exhibit 99.1

Ideal Power Inc. Announces Proposed Public Offering of Common Stock

AUSTIN, TX -- (Marketwired) — May 14, 2015 — Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, today announced that it plans to offer shares of its common stock in an underwritten public offering. Ideal Power intends to use the proceeds of the proposed offering for working capital and general corporate purposes.

Roth Capital Partners is acting as the sole book-running manager for the offering. National Securities Corporation and Northland Capital Markets are acting as co-managers.

All the shares described above are being offered by Ideal Power pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov upon filing. ‘Northland Capital Markets’ is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement, when filed, and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About Ideal Power Inc.

Ideal Power develops power conversion technologies designed to improve the size, cost, efficiency, flexibility and reliability of electronic power converters.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding the proposed public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Investors should not to place undue reliance on the forward-looking statements contained in this release. Risks and uncertainties relating to Ideal Power and its business can be found in the “Risk Factors” section of the preliminary prospectus supplement related to the proposed offering to be filed with the SEC. Ideal Power undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Ideal Power’s expectations.

Ideal Power Media Contact:

Mercom Communications
www.mercomcapital.com
Wendy Prabhu
Email Contact
1.512.215.4452

Investor Relations Contact:

MZ North America
www.mzgroup.us
Matt Hayden
Email Contact
1.949.259.4986